EXHIBIT 99.1

Contact:
The Ruth Group	Arno Therapeutics
Stephanie Carrington (investors)	Glenn Mattes
scarrington@theruthgroup.com	gm@arnothera.com
(646) 536-7017	(862) 703-7176

Kirsten Thomas (media)
kthomas@theruthgroup.com
(646) 536-7014

Arno Therapeutics Completes $30.7 Million Financing, Recapitalization and 1-for-8 Reverse Stock Split

– All Outstanding Convertible Debentures Converted into Common Stock –
– Funds to be Used for Continued Clinical Development of Lead Candidate, Onapristone –
– Multiple Potential Indications Include Endometrial, Breast and Prostate Cancers –

FLEMINGTON, NJ – October 30, 2013 – Arno Therapeutics, Inc. (OTCQB: ARNI), a clinical stage biopharmaceutical company focused on the development of oncology therapeutics, today announced a series of financial transactions, including the completion of a private placement of newly issued shares of common stock and common stock warrants, resulting in gross proceeds to the Company of $30.7 million.

The private placement includes participation from all major investors in Arno’s 2012 financing, such as affiliates of Soros Fund Management LLC, Perceptive Advisors LLC, Sabby Capital, The Pontifax Group, Commercial Street Capital LLC, and Bellco Capital LLC, an investment firm controlled by Arno’s Executive Chairman, Dr. Arie S. Belldegrun and his family. New investors include OPKO Health, Inc. (NYSE: OPK), Mr. David Bonderman, founding partner of TPG Capital, and Dr. Phillip Frost, Chairman and CEO of OPKO. As with Arno’s 2012 financing, the Company’s senior management team also participated in the private placement. The Company intends to use the net proceeds from this financing primarily to fund ongoing activities for its onapristone development program.

In conjunction with the financing, all holders of Arno’s outstanding 8% Senior Convertible Debentures issued in November and December 2012 agreed to convert the entire amount of their debentures into shares of common stock. Additionally, the Company has implemented a 1-for-8 reverse split of its common stock.

Glenn Mattes, President and Chief Executive Officer of Arno Therapeutics, stated, “This private placement and capital restructuring reflect the progress of our scientific team and the advancement of our lead product and cancer therapeutic, onapristone, into the clinic. We believe these financial initiatives position Arno advantageously in the capital markets and provide the financing for our clinical development program. I want to thank our Executive Chairman, the entire Board and our investors for their unwavering support and commitment.”

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Dr. Arie Belldegrun, Executive Chairman of Arno Therapeutics, added, “I am extremely pleased with the accomplishments we announced today. Arno is now poised to commence two important Phase I clinical trials with onapristone to address the need for new and effective treatment in several large indications including breast and prostate cancers. Arno’s Chief Medical Officer Dr. Alex Zukiwski, a  highly experienced drug developer, and I are very impressed with the results from previous clinical trials and extensive pre-clinical testing of onapristone as an effective hormone treatment in women’s cancers and the potential in prostate cancer. We look forward to announcing clinical results in the coming months.”

In connection with the financing transaction, the Company has entered into an agreement with OPKO, pursuant to which OPKO has been granted a right of first negotiation, providing exclusive rights to negotiate with Arno for a limited period regarding any potential strategic transactions that Arno’s Board of Directors elects to pursue. In addition, OPKO shall have the right to designate one individual to serve as an observer to all meetings of Arno’s Board of Directors.

Dr. Phillip Frost, OPKO's Chairman and Chief Executive Officer, said, “Our team at OPKO regularly reviews what we consider exciting healthcare investments that offer scientific opportunities in areas of unmet medical need. Our process for selection is diligent. We were attracted to Arno based on the potential of onapristone and its progress towards the clinic. Dr. Belldegrun and the Arno development team have constructed a thoughtful clinical strategy intelligently incorporating a fully developed companion diagnostic. We look forward to expanding our relationship with Arno as the Company continues to advance the compound’s clinical development.”

Mr. Mattes concluded, “We are making significant progress toward the commercialization of onapristone, as the Phase I study in women with progesterone receptor positive tumors is on track to begin in November 2013 and the Phase I study of onapristone in men with androgen independent prostate cancer is scheduled to commence in early 2014. We are excited by the potential of both studies, and expect to achieve meaningful clinical milestones as we continue our efforts to bring this product to market.”

Terms of Financing

In connection with the financing transaction, the Company entered into a securities purchase agreement with the investors, pursuant to which it issued and sold a total of approximately 12.8 million units of its securities for gross cash proceeds of $30.7 million. Each unit consisted of (A) one share of common stock, or at each investor’s election, a 5-year “Series C” warrant to purchase one share of common stock at an exercise price of $0.01 per share, (B) a five-year “Series D” warrant to purchase one share of common stock at an exercise price of $4.00 per share, and (C) a “Series E” warrant to purchase, on or before October 31, 2014, one share of common stock at an exercise price of $2.40 per share. The per unit price of the securities sold in the private placement was $2.40, or $2.39 to the extent an investor elected to purchase a Series C warrant in lieu of a share of common stock. All of the foregoing share amounts reflect the 1-for-8 reverse stock split effected immediately prior to the completion of the financing, as described below.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares issued in the private placement, including the shares issuable upon exercise of the warrants.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior the registration or qualification under the securities laws of such jurisdiction.

Recapitalization and Reverse Stock Split

The Company also announced that all holders of its 8% Senior Convertible Debentures issued in November and December 2012, which had a principal balance of $14.9 million, agreed to convert the entire amount of such indebtedness, together with interest accrued through October 2014, into shares of common stock at a price of $2.40 per share (as adjusted to give effect to the 1-for-8 reverse split). In connection with such conversion, the Company issued a total of approximately 7.1 million newly-issued shares of common stock (as adjusted to give effect to the 1-for-8 reverse split). In addition, the Company agreed to amend the terms of its 18-month Series B warrants issued to the debenture holders in 2012 by extending the termination date to October 31, 2014.

Immediately prior to the completion of the financing transaction, Arno also effected a 1-for-8 reverse split of its common stock. The Company effected the reverse split by filing an amendment to its certificate of incorporation with the Delaware Secretary of State, as had been previously authorized by stockholders. The Company expects the reverse split to be reflected in trading prices quoted on the OTCQB beginning October 30, 2013.

As a result of the reverse split, each issued and outstanding pre-split share of Arno common stock was combined into one-eighth of a share. The trading symbol for the common stock will remain unchanged, although a “D” will be placed at the end of the symbol (ARNID), for 20 business days to alert the public to the reverse split. In addition, the Company’s common stock will trade under a new CUSIP number (042564203). It is not necessary for Company stockholders to exchange their existing stock certificates for new certificates as a result of the reverse split, although stockholders may do so if they wish. American Stock Transfer & Trust Company, the transfer agent for the Company’s common stock, will be distributing written instructions to stockholders on how to exchange their existing certificates.

As a result of the financing, debenture conversion and reverse stock split, the Company has approximately 20.4 million shares of common stock outstanding, plus options and warrants to purchase approximately 54.0 million additional shares of common stock.

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About Arno Therapeutics

Arno Therapeutics is a clinical stage biopharmaceutical company developing innovative products for the treatment of cancer.  Arno has exclusive worldwide rights to develop and market three innovative anti-cancer product candidates.  These compounds are in clinical or preclinical development as product candidates to treat hematologic malignancies and solid tumors.  For more information about the company, please visit www.arnothera.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements regarding the timing, progress and anticipated results of the clinical development of onapristone, statements regarding Arno’s anticipated use of the proceeds from its private placement of common stock and warrants, statements regarding its ability to achieve its development goals with the proceeds from the financing, statements regarding the expected timing of its planned clinical trials of onapristone, as well as statements regarding Arno's strategy, future operations, outlook, milestones, future financial position, future financial results, plans and objectives. We may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make. Such factors include, among others, risks that the results of clinical trials will not support our claims or beliefs concerning the effectiveness of onapristone or any of our other product candidates, our ability to finance the development of our product candidates, regulatory risks, and our reliance on third party researchers and other collaborators. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2012. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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